UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	October 30, 2009

ELECSYS CORPORATION
(Exact name of registrant as specified in its charter)

KANSAS	0-22760	48-1099142
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Identification Employer No.)

846 N. Mart-Way Court, Olathe, Kansas	66061
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	(913) 647-0158

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01     Entry into a Material Definitive Agreement.

On October 30, 2009, Elecsys Corporation (the “Company”) entered into a Secured Loan Agreement with UMB Bank, N.A. (the “Bank”) pursuant to which the Company established a $6,000,000 revolving line of credit with the Bank.  The line of credit is secured by all of the Company’s business assets and is available for working capital and other general business purposes.  The line of credit expires on October 30, 2011 and the Company’s borrowing capacity is calculated as a specified percentage of its accounts receivable and inventory.  The line of credit accrues interest at rate that is dependent on the ratio of the Company’s debt to tangible net worth, and absent an event of default, the interest rate will not be less than the prime rate minus 0.50% or greater than the prime rate plus 0.50%.  The line of credit contains various covenants, including reporting covenants pertaining to certain business and financial information and performance covenants pertaining to the maintenance of a minimum tangible net worth.

In conjunction with the establishment of the revolving line of credit, on October 30, 2009, Elecsys International Corporation, a subsidiary of the Company and f/k/a DCI, Inc. (“Elecsys International”), and the Bank entered into a Bond Pledge Agreement pursuant to which Elecsys International, to induce the Bank to purchase from Bank Midwest a Tax Exempt Industrial Revenue Bond (DCI, Inc. Project) Series 2006A in the outstanding principal amount of $3,333,997.52, pledged a Taxable Subordinate Industrial Revenue Bond (DCI, Inc. Project) Series 2006D to the Bank.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELECSYS CORPORATION

Date: November 4, 2009	By:	/s/ Todd A. Daniels
Todd A. Daniels
Vice President and Chief Financial Officer